                                                                    EXHIBIT 99
_____________________________________________________________________________

PACIFICORP                                                        NEWS RELEASE
_____________________________________________________________________________

FOR FURTHER INFORMATION CONTACT:

Scott Hibbs:      (503) 731-2123

January 27, 1998

PACIFICORP REPORTS 1997 FINANCIAL RESULTS

PORTLAND, Oregon - PacifiCorp (NYSE: PPW) today reported earnings on common stock of $451 million, or $1.52 per share, excluding asset sale gains and a series of special charges and other adjustments recorded in 1997 (see chart following). The Company recorded asset sale gains in 1997 totaling
$395 million, or $1.33 per share, and special charges and other adjustments totaling $205 million, or $0.69 per share. Total reported earnings on common stock was $2.16 per share for the year.

In 1996, PacifiCorp reported earnings on common stock of $475 million, or $1.62 per share.

Fourth quarter 1997 earnings on common stock were $118 million, or $0.39 per share, excluding asset sale gains, special charges and other adjustments. The Company recorded asset sale gains of $395 million, or $1.33 per share and special charges and other adjustments totaling $144 million, or $0.48 per share, in the fourth quarter of 1997. Total reported earnings on common stock was $1.24 per share for the quarter.

In the fourth quarter of 1996, PacifiCorp reported earnings on common stock of $127 million, or $0.42 per share.

The earnings contribution from the Company's Domestic Electric Operations totaled $297 million in 1997, excluding special charges and other adjustments. The 1996 earnings contribution from Domestic Electric Operations was
$342 million. The $45 million decline in earnings contribution was attributable to higher depreciation, outside services, and employee related costs.

On January 12, 1998, the Company announced a series of initiatives aimed at reducing costs in its domestic electric business. These initiatives include workforce reductions, closure of the Company's Glenrock coal mine, and certain asset write-offs.

Earnings from the Company's Australian electric operations increased to $54 million in 1997, from $32 million in 1996. This increase was attributable to renegotiations of Tariff H industrial contracts, decreased maintenance costs and lower interest expense.

"Despite growth in our Australian electric distribution business and substantial increases in domestic wholesale electricity sales, higher costs in our domestic electric business have resulted in the Company's earnings being significantly below our expectations for the year," said Fred

Buckman, PacifiCorp's President and Chief Executive Officer. "The initiatives we announced earlier this month are a direct attempt to improve the cost profile of our domestic electric business. We are continuing to seek additional ways to both reduce costs and add new revenue sources in an effort to improve our earnings outlook."

In December of 1997, PacifiCorp completed the sale of its telecommunications subsidiary, Pacific Telecom, Inc. (PTI), to Century Telephone Enterprises, Inc. This business was reported as a discontinued operation during 1997.

During 1997, PacifiCorp actively sought to acquire The Energy Group PLC. On December 19, 1997, the Company received unconditional approval from the U.K. government to proceed with the transaction. However, approval from the U.S. Federal Trade Commission has not yet been received.

                                  1997 EARNINGS OVERVIEW

Item (millions except EPS)            Pre-Tax   Net Income     EPS  Segment
__________________________            _______   __________     ___  _______
Reported Earnings Contribution                     $ 640.9   $2.16

Adjustments (Location in Statements):

Asset Sale Gains
________________

PTI Sale Gain (Discontinued Ops)       (669.8)      (365.1)  (1.23) Telecommunications
PGC Sale Gain (Other Income)            (56.5)       (30.0)  (0.10) Other Operations
                                       ______       ______   _____
Total Asset Sales Gains                (726.3)      (395.1)  (1.33)
                                       ______       ______   _____

Special Charges:
________________
Glenrock Closure                         64.4         39.9    0.14  Domestic Electric
Deferred Regulatory Pension cost         86.9         53.9    0.18
Valuation charges on IT systems          19.1         11.9    0.04
                                         ____         ____    ____
Total Special Charges                   170.4        105.7    0.36
                                        _____        _____    ____

Other Adjustments:
__________________
Depreciation rate changes
 (Depreciation)                          17.0         10.2    0.03  Domestic Electric
Reserve for uncollectibles
 (Other Operations & Maint.)             10.0          6.2    0.02  Domestic Electric
Industrial Billing Adjustments
 (Revenues)                               5.6          3.5    0.01  Domestic Electric
SAP process re-engineering
 (Admin. & General)                      13.8          8.6    0.03  Domestic Electric &
                                                                    Australia
Tariff H Contract Adjustments
 (Revenues)                             (15.4)        (9.6)  (0.03) Australia
Foreign Currency Option Loss
 (Other Expense)                        105.6         64.5    0.22  Other Operations
Regulatory Asset Impairments
 (Extraordinary Item)                    25.6         16.0    0.05  Domestic Electric
                                                      ____    ____
Adjusted Earnings and EPS                           $450.9   $1.52
                                                    ______   _____

DOMESTIC ELECTRIC OPERATIONS

EARNINGS CONTRIBUTION
Domestic Electric Operations reported earnings contribution of $166 million, or $0.56 per share, in 1997, compared to $342 million, or $1.17 per share, in 1996. Domestic Electric's 1997 earnings contribution was $297 million, or $1.00 per share, before special charges and other adjustments of $132 million after tax.

REVENUES
Total 1997 Domestic Electric revenues increased $715 million, or 24 percent, from 1996 to $3,700 million primarily from the increased wholesale revenues of $689 million, or 93 percent. Retail revenues were $2,200 million in 1997, approximately equal to 1996.

Residential revenues were up $13 million, or 2 percent, to $814 million. Growth in the average number of residential customers of 3 percent added
$20 million to revenues. Price increases in Oregon, effective July 1996, added $9 million in 1997, offset in part by price decreases of $4 million in Utah that became effective April 1997. Declines in customer usage, primarily attributable to weather, reduced revenues $14 million in 1997 compared to 1996.

Commercial revenues increased $18 million, or 3 percent, to $641 million. This increase was attributable to a 3 percent growth in average number of customers in Utah and Oregon.

Industrial revenues decreased $9 million, or 1 percent, to $710 million. Increased customer usage added revenues of $6 million in Eastern Wyoming and $4 million in Oregon. However, this was more than offset by reduced revenues of $8 million from lower usage by irrigation customers and $6 million of unfavorable billing adjustments in the first quarter 1997 resulting from the implementation of the new customer service system in late 1996.

During 1997, the active wholesale market led to an increase in revenues of $689 million, or 93 percent, to a record $1,400 million. Energy volumes increased 99 percent, driven by a $589 million increase in short-term firm and
spot market sales.   Sales prices for short-term firm and spot market sales
averaged $20 per mWh in 1997, compared to $15 per mWh in 1996, resulting in $80 million in additional revenues. Increased long-term firm contract volumes added $14 million to wholesale revenues.

OPERATING EXPENSE
Operating expenses increased $984 million, or 46 percent, to $3,100 million, attributable to a significant increase in purchased power costs, special charges, and higher depreciation and administrative costs.

Purchased power expenses increased $678 million to $1,300 million, more than double last year, and was attributable to the growth of the Company's wholesale business. Short-term firm and spot market purchases totaled 45.6 million mWh in 1997, nearly three times the level of 1996 purchases, adding
$570 million to purchased power expenses.   Short-term firm and spot market
purchase prices averaged $19 per mWh in 1997 compared to $13 per mWh in 1996, a 46 percent increase, adding $76 million to purchased power expenses.

Net power costs in 1997 were $6.99 per mWh, compared to $7.20 per mWh in 1996, a 3 percent decrease. Electric operations net power cost represents the net cost to serve the Company's retail customers on a mWh basis. This is measured by the sum of fuel, purchased power and wheeling expense, less wholesale power and wheeling revenues. The decrease in net power cost was attributable to increased hydro generation which displaced higher cost resources, reduced system losses and improved margins from higher short-term and spot market sales, offset in part by increased fuel costs.

Other operations and maintenance expense increased $26 million, to $470 million in 1997. Included in this 6 percent increase was $11 million of higher plant maintenance and tree trimming, and a $10 million special reserve provision for uncollectible accounts resulting from issues related to the strengthening of the payment treatment processes in the new customer billing system implemented late last year.

Depreciation and amortization expense increased $46 million, or 13 percent, to $389 million in 1997. The Company completed a depreciation study of its fixed assets and has filed with the appropriate regulatory bodies for approval to increase its annual depreciation rates. As part of the study, the Company recorded charges of $17 million in the fourth quarter to reflect the new higher depreciation rates. An additional $26 million in depreciation is attributable to increased plant in service, the new customer service system and a full year of operations at the Hermiston plant.

Administrative and general expenses increased $53 million to $325 million in 1997, a 19 percent increase over 1996. This increase was primarily the result of higher outside services of $18 million, expensing process re-engineering costs of $10 million, in accordance with new accounting rules, relating to the Company's new SAP software operating environment, and increased employee related costs of $20 million, primarily attributable to the Company's significant increase in its marketing activities in the wholesale markets.

SPECIAL CHARGES
During the fourth quarter of 1997, Domestic Electric Operations recorded in operating income certain special charges totaling $170 million pre-tax. These special charges included $64 million for the Glenrock mine closure, $87 million for the write-off of deferred regulatory pension assets and $19 million for the valuation impairment of certain information systems assets.

OTHER INCOME/EXPENSE
Domestic Electric interest expense increased $27 million, or 9 percent, to $319 million in 1997. This increase was attributable to higher debt balances as a result of the Hermiston plant acquisition in July 1996 and capital contributions to PacifiCorp Holdings, Inc. relating to the acquisition of TPC Corporation (TPC) in April 1997. Other income increased $7 million in 1997 primarily as a result of increased sales of emission allowances.

As previously reported, the Company's 1997 results included an extraordinary charge of $16 million, or $0.05 per share ($26 million pre-tax), related to its decision to record a valuation allowance for regulatory assets pertaining to generation resources allocable to its operations in California and Montana. The decision to impair these assets is based primarily on recent regulatory and legislative actions in those states that have mandated customer choice of electric supplier and eliminated cost-based regulation for the generation portion of the electricity business. Regulatory assets represent costs incurred in the past that have been deferred under regulatory accounting practices for future recovery. Because of the potential regulatory and legislative actions in its other states jurisdictions, the Company may have additional regulatory asset write-offs and charges for impairment of long-lived assets in future periods.


AUSTRALIAN ELECTRIC OPERATIONS


FOR THE YEAR (IN MILLIONS):

POWERCOR:                                            1997           1996
_________                                            ____           ____

Revenue                                             $ 716           $659

Purchased power                                      (309)          (305)

Depreciation and amortization                         (67)           (72)

Other operating expenses                             (189)          (155)
                                                     ____           ____

Income from operations                                151            127

Interest expense and other                            (62)           (75)
                                                      ___            ___

Income before income taxes                             89             52

Income taxes                                          (33)           (19)
                                                      ___            ___

POWERCOR EARNINGS CONTRIBUTION                         56             33

HAZELWOOD NET LOSS                                     (2)            (1)
                                                       __             __

AUSTRALIAN ELECTRIC OPERATIONS
CONTRIBUTION                                         $ 54           $ 32
                                                     ====           ====

EARNINGS CONTRIBUTION
In 1997, Australian Electric Operations contributed earnings of $54 million, or $0.18 per share, compared to the 1996 results of $32 million, or $0.11 per share. The 1997 earnings included adjustments associated with renegotiating certain Tariff H industrial customer contracts that added $10 million, or $0.03 per share.

POWERCOR REVENUES
Powercor reported 1997 revenues of $716 million, a $57 million increase, or 9 percent, over the prior year. The increase was attributable to higher energy sales volumes of 2,734 million kWh, or 33 percent. Powercor continued to increase market share in the contestable markets of Victoria and New South Wales outside Powercor's franchise area and added 2,843 million kWh and $100 million of revenue in 1997. Powercor now holds an estimated 42 percent of the contestable markets in Victoria and 13 percent in New South Wales.

Revenue from inside Powercor's franchise area decreased $47 million, or 8 percent, to $539 million. Lower average realized prices reduced revenues by $39 million. Energy volumes decreased 108 million kWh, or $8 million, due to customers lost from the effect of contestability in Powercor's franchise area.

The currency exchange rate for converting Australian dollars to United States
dollars was   0.744 in 1997 compared to 0.783 in 1996, a 5 percent decrease
for the year.   The effect of the exchange rate fluctuation significantly
lowered revenues by $33 million and expenses by $31 million during 1997.

POWERCOR OPERATING EXPENSES
Purchased power expenses increased $4 million, or 1 percent, to $309 million. Volumes of purchased power increased 2,734 million kWh, or 33 percent, adding $101 million to costs, offset in part by lower pool power prices that reduced purchased power costs by $97 million. Purchased power prices averaged $28 per mWh in 1997, compared to $37 per mWh in 1996.

Other operating expenses increased $34 million, or 22 percent, to $189 million. Increased sales to contestable customers outside Powercor's franchised area resulted in higher network and grid fees of $52 million. This was partially offset by higher network revenues of $15 million from customers inside Powercor's franchise area that are serviced by other energy suppliers and a decrease in maintenance expenses of $17 million attributable to increased productivity and cost reduction efforts. Administrative and general expenses increased $14 million due to higher outside services of $10 million and expensing process re-engineering costs of $4 million relating to the new SAP software operating environment in accordance with new accounting rules.

HAZELWOOD
For 1997, the Company recorded an after tax loss of $2 million on its 19.9 percent ownership interest in the Hazelwood Power Station, a coal-fired generating station and associated coal mine in Victoria, Australia, as compared to a loss of $1 million in 1996. Hazelwood was purchased in September 1996.

TELECOMMUNICATIONS

On December 1, 1997, the Company completed the sale of PTI to Century Telephone Enterprises, Inc. for $1.5 billion in cash, plus the assumption of PTI debt. The Company realized an after tax gain of $365 million, or $1.23 per share. For the eleven months of 1997, PTI reported net income of $89 million or $0.30 per share, compared to $75 million, or $0.25 per share, for the entire year of 1996.


OTHER OPERATIONS

The Company's other operations reported net losses of $17 million, or $0.06 per share, compared to earnings of $27 million, or $0.09 in 1996, a $44 million decrease, or $0.15 per share.

In the third quarter of 1997, the Company recorded an after tax loss of $65 million, or $0.22 per share, associated with the closing of foreign exchange positions related to the Company's tender offer for The Energy Group PLC (TEG). As previously reported, the Company purchased the foreign exchange positions to hedge risk of exchange rate fluctuations associated with its recommended offer for TEG. On August 1, the tender offer lapsed and the Company closed the foreign exchange position as required by its hedging policies.

The Company estimates that it has incurred approximately $60 million of other costs related to the TEG transaction for bank fees, legal expenses and other related costs. These costs have been deferred because the Company expects to make a new bid for TEG. It is possible that the outcome of the potential transaction will be known before the Company files its 1997 financial statements with the Securities and Exchange Commission in March. If it is an unsuccessful outcome, the Company will adjust its 1997 reported earnings to reflect the after tax write off of the deferred costs of approximately
$38 million, or $0.13 per share.

On November 5, 1997, the Company completed the sale of its independent power subsidiary, Pacific Generation Company (PGC), to NRG Energy, Inc. for approximately $150 million in cash resulting in a gain of $30 million, or $0.10 per share.

PacifiCorp Power Marketing, Inc. (PPM), the Company's eastern wholesale energy trading company, completed its first full year of operations with revenues of $913 million and reported a net loss of $2 million. TPC, the Company's natural gas marketing and storage company acquired in April of this year, reported revenues of $816 million and a net loss of $6 million for the year.

The Company's other unregulated businesses and equity investments reported 1997 earnings of $25 million, compared to $35 million in 1996, a decrease of $10 million, or $0.03 per share.

Other after-tax interest expense for 1997 increased $7 million over 1996 due to higher debt balances resulting primarily from the Hazelwood acquisition. Interest income increased $7 million from temporary cash investments as a result of the late 1997 asset sales. Income taxes were benefited $6 million by favorable state tax adjustments in 1997.

                     FOURTH QUARTER 1997 EARNINGS ANALYSIS


DOMESTIC ELECTRIC OPERATIONS

EARNINGS CONTRIBUTION
For the fourth quarter of 1997, Domestic Electric Operations reported a total net loss before extraordinary item of $59 million, or $0.20 per share, compared to earnings of $93 million, or $0.32 per share, in the last quarter of 1996. Excluding the special charges and other adjustments, the 1997 fourth quarter earnings were $70 million, or $0.23 per share.

Domestic Electric reported an operating loss of $7 million in the last quarter 1997, a decline of $242 million from the same period in 1996. This decrease resulted from special charges, higher depreciation expense and increased general and administrative expenses in 1997.

REVENUES
Domestic Electric Operations revenue increased $297 million in the quarter, or 36 percent, to $1,100 million, primarily from increased wholesale revenues of $303 million. Retail revenues were flat with a slight increase in energy volumes of 360 million kWh , or 3 percent.

Residential revenues were $225 million on energy sales of 3.6 million kWh, up slightly from the prior year. Growth in the average number of residential customers of 3 percent, primarily in Utah and Oregon, added $5 million to revenue. This increase was offset by price decreases of $1 million in the Company's Utah jurisdiction and by declining customer usage of $4 million, which was largely attributable to weather.

Commercial revenues grew by $2 million, or 1 percent, to $166 million on a 2 percent increase in energy sales. Growth in the average number of customers of 2 percent added $3 million to revenues, while decreased prices in Utah lowered revenues by $1 million.

Industrial revenues decreased $2 million, or 1 percent, to $172 million. The decrease was attributable to a contract amendment of $2 million and lower prices in Utah of $1 million, offset in apart by increased energy sales of 252 million kWh that added $3 million to revenue.

Wholesale revenues increased $303 million, to $534 million, on a 128 percent increase in energy sales. Increased short-term firm and spot market energy sales volumes added $269 million. Short-term firm and spot market sales prices averaged $23 per mWh in 1997, compared to $18 per mWh for the same period in 1996. The increased prices added $28 million in revenues. Increased long-term firm contract volumes added $2 million to wholesale revenues for the quarter.

OPERATING EXPENSES
Total operating expenses increased $539 million, or 90 percent, to $1,100 million in the quarter, primarily attributable to higher purchased power expenses, special charges, and higher depreciation and administrative costs.

Purchased power expenses for the fourth quarter of 1997 increased
$308 million, to $510 million. Short-term firm and spot market energy purchases were up $274 million, or 12.2 million mWh, more than three times the amount of purchases in the same period of 1996. Short-term firm and spot market purchase prices averaged $23 per mWh in the quarter versus $18 per mWh in the fourth quarter of 1996. The increase in purchased power costs included $26 million related to increased prices.

Fuel expense for the quarter was down $12 million, or 9 percent, to $115 million. This decrease was attributable to reduced generation of 747 million kWh, or 5 percent, and lower average fuel costs of $5 million. The Company's hydro generation resources were 153 million kWh, or 11 percent, above the same period in 1996.

Net power costs in the quarter were $7.53 per mWh, compared to $8.23 per mWh in the fourth quarter of 1996, a 9 percent decrease. The decrease in net power cost was attributable to increased hydro generation which displaced higher cost resources, reduced system losses and improved margins from higher short-term and spot market sales.

Other operations and maintenance expense increased $8 million, or 7 percent, to $125 million in the fourth quarter of 1997. This increase was attributable to a $10 million special reserve provision for uncollectible accounts resulting from issues related to the strengthening of the payment treatment process in the new customer billing system implemented late last year.

Depreciation and amortization expense increased $28 million, or 31 percent, to $117 million. The increase was attributed to a $17 million charge in the quarter to reflect higher depreciation rates and $9 million for increased plant in service.

Administrative and general expenses increased $36 million, or 56 percent, to $100 million. This increase was attributable to $10 million of process re-engineering costs relating to the Company's new SAP software operating environment, higher outside services of $8 million, increased employee related costs of $11 million primarily related to the significant increase in the wholesale markets and software expenses of $5 million.

SPECIAL CHARGES
During the fourth quarter of 1997, Domestic Electric Operations recorded in operating income certain special charges totaling $170 million pre-tax. These special charges included $64 million for the Glenrock mine closure, $87 million for the write-off of deferred regulatory pension assets and $19 million for the valuation impairment of certain information systems assets.

OTHER INCOME/EXPENSE
Electric interest expense increased $9 million, or 12 percent, to $83 million. The increase was attributable to higher debt balances as the result of increased capital contributions to PacifiCorp Holdings, Inc. relating to the acquisition of TPC in the second quarter of 1997. Domestic Electric income tax expense declined $90 million, resulting in a tax benefit of $32 million in 1997 due to the level of pre-tax losses in the quarter.

The Company's 1997 fourth quarter results included an extraordinary charge of $16 million, or $0.05 per share, ($26 million pre-tax) related to the valuation allowance for regulatory generation assets allocable to its operations in California and Montana.


AUSTRALIAN ELECTRIC OPERATIONS

FOURTH QUARTER RESULTS (IN MILLIONS):
______________________
                                                     1997           1996
                                                     ____           ____
Powercor:
________
Revenues                                             $169           $181
Purchased power                                       (73)           (84)
Depreciation and amortization                         (15)           (18)
Other operating expenses                              (51)           (46)
                                                      ___            ___
Income from operations                                 30             33
Interest expense and other                            (13)           (17)
                                                      ___            ___
Income before income taxes                             17             16
Income taxes                                           (7)            (6)
                                                       __             __
POWERCOR EARNINGS CONTRIBUTION                         10             10
HAZELWOOD NET LOSS                                     (1)            (1)
                                                       __             __
AUSTRALIAN ELECTRIC OPERATIONS CONTRIBUTION            $9            $ 9
                                                       ==            ===

EARNINGS CONTRIBUTION
Australian Electric Operations contributed $9 million, or $0.03 per share, in the fourth quarters of 1997 and 1996.

POWERCOR REVENUES
Powercor's revenues decreased $12 million, or 7 percent, to $169 million. The decrease was attributable to lower average realized prices, offset in part by increased energy sales volumes of 751 million kWh, or 32 percent.

Energy volumes to contestable customers outside Powercor's franchise area were up 835 million kWh and added $22 million to revenue due to customer gains in Victoria and New South Wales. This included increased energy volumes for customers in Victoria of 228 million kWh that added

$1 million to revenue, and energy volumes for new customers in New South Wales of 607 million kWh that added $21 million to revenue.

Revenue inside Powercor's franchise area from franchise and contestable customers decreased $26 million, or 17 percent, to $121 million. Lower average realized prices reduced revenue by $19 million and decreased energy volumes of 84 million kWh reduced revenues by $7 million, including $4 million as a result of customers lost due to the effects of contestability in Powercor's franchise area in 1997. The fourth quarter of 1997 included adjustments associated with certain Tariff H industrial contracts that added $3 million to revenues.

The currency exchange rate for converting Australian dollars to United States dollars was 0.692 in the fourth quarter 1997 compared to 0.796 in 1996, a 13 percent decrease in the quarter. The effect of the exchange rate fluctuation lowered revenues by $24 million and costs by $23 million during the fourth quarter of 1997.

POWERCOR OPERATING EXPENSES
Purchased power expense decreased $11 million, or 13 percent, to $73 million. Lower pool prices reduced power costs by $39 million, offset in part by a 32 percent increase in purchased power volumes that added $27 million to costs. Purchased power prices averaged $24 per mWh in the fourth quarter of 1997, compared to $36 per mWh in 1996.

Other operating expenses increased $5 million, or 11 percent, to $51 million. Increased sales to contestable customers outside Powercor's franchise area resulted in higher network and grid fees of $13 million. This was offset in part by higher network revenues of $5 million from customers inside Powercor's franchise area serviced by other energy suppliers. Administrative expenses increased $8 million expensing process re-engineering costs of $4 million, in accordance with new accounting rules, relating to the new SAP software operating environment and higher outside services expenses. Maintenance expenses decreased $13 million attributable to increased productivity and cost reduction efforts.

Interest expense and other decreased $4 million, or 24 percent, to $13 million, due to lower average interest rates and debt balances.

HAZELWOOD

The Company recorded an after tax loss of $1 million in the fourth quarters of 1997 and 1996 on its 19.9 percent ownership interest in the Hazelwood Power Station.


TELECOMMUNICATIONS

As previously discussed, the Company completed the sale of PTI to Century Telephone Enterprises, Inc. for $1.5 billion in cash, plus the assumption of PTI's debt and recorded an after tax gain of $365 million, or $1.23 per share. For the two months prior to the sale PTI reported net income of $25 million, or $0.08 per share, compared to $21 million, or $0.06 per share, for the entire fourth quarter of 1996.


OTHER BUSINESSES

In the fourth quarter of 1997, the Company's other operations reported earnings of $45 million, or $0.15 per share, compared to $4 million, or $0.01 in 1996. During the quarter, the sale of PGC to NRG Energy, Inc. resulted in a gain of $30 million, or $0.10 per share.

PPM reported a loss of $1 million in the fourth quarter of 1997 compared to break even results last year. PPM's fourth quarter revenues increased
$252 million to $260 million on increased energy trading activities. TPC reported a loss of $4 million on revenues of $405 million in the fourth quarter of 1997. For its other unregulated businesses, the Company reported earnings of $13 million in the fourth quarter of 1997, as compared to $9 million in 1996.

Interest income increased $5 million over the fourth quarter of 1996 primarily due to increased temporary cash investments from the sales of PTI and PGC. Income taxes were benefited by $6 million of favorable state tax adjustments in 1997.

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)
                                          12 Months Ended December 31       $         %
                                                  1997     1996 (1)       Change   Change
------------------------------------------------------------------------------------------
REVENUES
  Domestic Electric Operations
   (See next page)                        $  3,706,900 $  2,991,800 $      715,100     24
  Australian Electric Operations
   (See next page)                             716,200      658,800         57,400      9
  Other Operations (2)                       1,854,900      153,100      1,701,800      *
                                          ------------------------------------------------
          TOTAL                              6,278,000    3,803,700      2,474,300     65
                                          ------------------------------------------------
EXPENSES
  Domestic Electric Operations
   (See next page)                           3,105,600    2,122,000        983,600     46
  Australian Electric Operations               565,700      531,400         34,300      6
  Other Operations (2)                       1,804,200       63,900      1,740,300      *
                                          ------------------------------------------------
          TOTAL                              5,475,500    2,717,300      2,758,200    102
                                          ------------------------------------------------
INCOME FROM OPERATIONS
  Domestic Electric Operations                 601,300      869,800       (268,500)   (31)
  Australian Electric Operations               150,500      127,400         23,100     18
  Other Operations (2)                          50,700       89,200        (38,500)   (43)
                                          ------------------------------------------------
          TOTAL                                802,500    1,086,400       (283,900)   (26)
Interest expense                               439,500      415,000         24,500      6
Other (income) expense                          28,100        4,800         23,300      *
                                          ------------------------------------------------
Income from continuing operations
 before income taxes                           334,900      666,600       (331,700)   (50)
Income taxes                                   109,500      236,400       (126,900)   (54)
                                          ------------------------------------------------
Income from continuing operations before
 extraordinary item                            225,400      430,200       (204,800)   (48)
Discontinued operations (3)                    454,300       74,700        379,600      *
Extraordinary item (4)                         (16,000)           -        (16,000)     *
                                          ------------------------------------------------
NET INCOME                                     663,700      504,900        158,800     31

Preferred dividend requirement                  22,800       29,800         (7,000)   (23)
                                          ------------------------------------------------
EARNINGS CONTRIBUTION
  ON COMMON STOCK (5)
  Domestic Electric Operations                 165,500      341,500       (176,000)   (52)
  Australian Electric Operations                54,200       31,900         22,300     70
  Other Operations (2)                         (17,100)      27,000        (44,100)     *
                                          ------------------------------------------------
Continuing operations                          202,600      400,400       (197,800)   (49)
Discontinued operations (3)                    454,300       74,700        379,600      *
Extraordinary item (4)                         (16,000)           -        (16,000)     *
                                          ------------------------------------------------
          TOTAL                           $    640,900 $    475,100 $      165,800     35
                                          ================================================
Average common shares outstanding              296,094      292,424          3,670      1

EARNINGS PER COMMON SHARE
  Domestic Electric Operations            $       0.56 $       1.17 $        (0.61)   (52)
  Australian Electric Operations                  0.18         0.11           0.07     64
  Other Operations (2)                           (0.06)        0.09          (0.15)     *
                                          ------------------------------------------------
Continuing operations                             0.68         1.37          (0.69)   (50)
Discontinued operations (3)                       1.53         0.25           1.28      *
Extraordinary item (4)                           (0.05)           -          (0.05)     *
                                          ------------------------------------------------
          TOTAL  (6)                      $       2.16 $       1.62 $         0.54     33
                                          ================================================
Dividends paid per common share           $       1.08 $       1.08 $            -      -
                                          ================================================


* Not a meaningful number.

(See accompanying notes on page 17.)

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                                        (Unaudited)

                                          12 Months Ended December 31       $         %
                                                  1997         1996       Change   Change
------------------------------------------------------------------------------------------
DOMESTIC ELECTRIC REVENUES (In thousands)
  Residential                             $    814,000 $    801,400 $       12,600      2
  Commercial                                   640,900      623,300         17,600      3
  Industrial                                   709,900      719,300         (9,400)    (1)
  Other                                         31,700       32,500           (800)    (2)
                                          ------------------------------------------------
          Retail Sales                       2,196,500    2,176,500         20,000      1
   Wholesale sales                           1,428,000      738,800        689,200     93
   Other                                        82,400       76,500          5,900      8
                                          ------------------------------------------------
          TOTAL                           $  3,706,900 $  2,991,800 $      715,100     24
                                          ================================================
DOMESTIC ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                   12,902       12,819             83      1
  Commercial                                    11,868       11,497            371      3
  Industrial                                    20,674       20,332            342      2
   Other                                           705          640             65     10
                                          ------------------------------------------------
          Retail Sales                          46,149       45,288            861      2
   Wholesale sales                              59,143       29,665         29,478     99
                                          ------------------------------------------------
          TOTAL                                105,292       74,953         30,339     40
                                          ================================================
DOMESTIC ELECTRIC EXPENSES (In thousands)
  Fuel                                         454,200      443,000         11,200      3
  Purchased power                            1,296,500      618,700        677,800    110
  Other operations and maintenance             470,000      444,200         25,800      6
  Depreciation and amortization                389,100      343,400         45,700     13
  Administrative and general                   325,400      272,700         52,700     19
  Special charges                              170,400            -        170,400      *
                                          ------------------------------------------------
          TOTAL                              3,105,600    2,122,000        983,600     46
                                          ================================================

AUSTRALIAN ELECTRIC REVENUES (In thousands)
  Residential                             $    239,200 $    239,400 $         (200)     -
  Commercial                                   207,900      165,500         42,400     26
  Industrial                                   236,200      223,700         12,500      6
                                          ------------------------------------------------
          Retail Sales                         683,300      628,600         54,700      9
  Other                                         32,900       30,200          2,700      9
                                          ------------------------------------------------
          TOTAL                           $    716,200 $    658,800 $       57,400      9
                                          ================================================

AUSTRALIAN ELECTRIC ENERGY
 SALES (Millions of kWh)
  Residential                                    2,683        2,608             75      3
  Commercial                                     3,082        1,926          1,156     60
  Industrial                                     5,279        3,776          1,503     40
                                          ------------------------------------------------
          TOTAL                                 11,044        8,310          2,734     33
                                          ================================================


                                              December     December           $       %
                                                  1997         1996         Change Change
                                          ------------------------------------------------

CONSOLIDATED CAPITALIZATION
  Common equity                           $  4,332,000 $  4,032,000 $      300,000      7
  Preferred stock                              241,000      314,000        (73,000)   (23)
  Preferred securities of trust holding
     solely PacifiCorp debentures              340,000      210,000        130,000     62
  Long-term debt                             4,415,000    4,829,000       (414,000)    (9)
  Short-term debt                              555,000      903,000       (348,000)   (39)
                                          ------------------------------------------------
          TOTAL                           $  9,883,000 $ 10,288,000 $     (405,000)    (4)
                                          ================================================

* Not a meaningful number.

(See accompanying notes on page 17.)

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)

                                          3 Months Ended December 31        $         %
                                                  1997     1996 (1)       Change   Change
------------------------------------------------------------------------------------------
REVENUES
  Domestic Electric Operations
   (See next page)                        $  1,129,400 $    832,800 $      296,600     36
  Australian Electric Operations
   (See next page)                             169,300      181,200        (11,900)    (7)
  Other Operations (2)                         706,800       37,800        669,000      *
                                          ------------------------------------------------
          TOTAL                              2,005,500    1,051,800        953,700     91
                                          ------------------------------------------------
EXPENSES
  Domestic Electric Operations
   (See next page)                           1,136,700      598,200        538,500     90
  Australian Electric Operations               139,100      147,600         (8,500)    (6)
  Other Operations (2)                         691,600       12,300        679,300      *
                                          ------------------------------------------------
          TOTAL                              1,967,400      758,100      1,209,300      *
                                          ------------------------------------------------
INCOME FROM OPERATIONS
  Domestic Electric Operations                  (7,300)     234,600       (241,900)  (103)
  Australian Electric Operations                30,200       33,600         (3,400)   (10)
  Other Operations (2)                          15,200       25,500        (10,300)   (40)
                                          ------------------------------------------------
          TOTAL                                 38,100      293,700       (255,600)   (87)
Interest expense                               107,900      106,000          1,900      2
Other (income) expense                         (67,000)      13,100        (80,100)     *
                                          ------------------------------------------------
Income from continuing operations
 before income taxes                            (2,800)     174,600       (177,400)  (102)
Income taxes                                    (2,900)      62,300        (65,200)  (105)
                                          ------------------------------------------------
Income from continuing operations before
 extraordinary item                                100      112,300       (112,200)  (100)
Discontinued operations (3)                    389,800       20,600        369,200      *
Extraordinary item (4)                         (16,000)           -        (16,000)     *
                                          ------------------------------------------------
NET INCOME                                     373,900      132,900        241,000      *

Preferred dividend requirement                   4,800        5,500           (700)   (13)
                                          ------------------------------------------------
EARNINGS CONTRIBUTION
  ON COMMON STOCK (5)
  Domestic Electric Operations                 (58,800)      93,000       (151,800)     *
  Australian Electric Operations                 9,300        9,400           (100)    (1)
  Other Operations (2)                          44,800        4,400         40,400      *
                                          ------------------------------------------------
Continuing operations                           (4,700)     106,800       (111,500)  (104)
Discontinued operations (3)                    389,800       20,600        369,200      *
Extraordinary item (4)                         (16,000)           -        (16,000)     *
                                          ------------------------------------------------
          TOTAL                           $    369,100 $    127,400 $      241,700      *
                                          ================================================
Average common shares outstanding              296,719      294,897          1,822      1

EARNINGS PER COMMON SHARE
  Domestic Electric Operations            $      (0.20)$       0.32 $        (0.52)     *
  Australian Electric Operations                  0.03         0.03              -      -
  Other Operations (2)                            0.15         0.01           0.14      *
                                          ------------------------------------------------
Continuing operations                            (0.02)        0.36          (0.38)  (106)
Discontinued operations (3)                       1.31         0.06           1.25      *
Extraordinary item (4)                           (0.05)           -          (0.05)     *
                                          ------------------------------------------------
          TOTAL  (6)                      $       1.24 $       0.42 $         0.82      *
                                          ================================================
Dividends paid per common share           $       0.27 $       0.27 $            -      -
                                          ================================================

* Not a meaningful number.

(See accompanying notes on page 17.)

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                                        (Unaudited)
                                          3 Months Ended December 31      $           %
                                                  1997         1996     Change     Change
------------------------------------------------------------------------------------------
DOMESTIC ELECTRIC REVENUES (In thousands)
  Residential                             $    225,400 $    224,900 $          500      -
  Commercial                                   166,000      164,000          2,000      1
  Industrial                                   172,400      174,000         (1,600)    (1)
  Other                                          7,600        8,300           (700)    (8)
                                          ------------------------------------------------
          Retail Sales                         571,400      571,200            200      -
   Wholesale sales                             534,200      231,300        302,900    131
   Other                                        23,800       30,300         (6,500)   (21)
                                          ------------------------------------------------
          TOTAL                           $  1,129,400 $    832,800 $      296,600     36
                                          ================================================
DOMESTIC ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                    3,608        3,559             49      1
  Commercial                                     3,057        2,997             60      2
  Industrial                                     5,202        4,950            252      5
   Other                                           159          160             (1)    (1)
                                          ------------------------------------------------
          Retail Sales                          12,026       11,666            360      3
   Wholesale sales                              21,687        9,499         12,188    128
                                          ------------------------------------------------
          TOTAL                                 33,713       21,165         12,548     59
                                          ================================================
DOMESTIC ELECTRIC EXPENSES (In thousands)
  Fuel                                         114,900      126,400        (11,500)    (9)
  Purchased power                              510,000      201,700        308,300      *
  Other operations and maintenance             124,800      117,000          7,800      7
  Depreciation and amortization                117,000       89,200         27,800     31
  Administrative and general                    99,600       63,900         35,700     56
  Special charges                              170,400            -        170,400      *
                                          ------------------------------------------------
          TOTAL                              1,136,700      598,200        538,500     90
                                          ================================================

AUSTRALIAN ELECTRIC REVENUES (In thousands)
  Residential                             $     52,900 $     58,900 $       (6,000)   (10)
  Commercial                                    58,100       50,400          7,700     15
  Industrial                                    54,800       59,700         (4,900)    (8)
                                          ------------------------------------------------
          Retail Sales                         165,800      169,000         (3,200)    (2)
  Other                                          3,500       12,200         (8,700)   (71)
                                          ------------------------------------------------
          TOTAL                           $    169,300 $    181,200 $      (11,900)    (7)
                                          ================================================

AUSTRALIAN ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                      623          604             19      3
  Commercial                                     1,068          658            410     62
  Industrial                                     1,380        1,058            322     30
                                          ------------------------------------------------
          TOTAL                                  3,071        2,320            751     32
                                          ================================================

* Not a meaningful number.


(1) Certain amounts from the prior year have been reclassified to conform with the 1997 method of presentation. Reclassification had no effect on previously reported consolidated net income.

(2) Other Operations includes the operations of PacifiCorp Financial Services, Inc., Pacific Generation Company (sold Nov. 1997), TPC Corporation and PacifiCorp Power Marketing, as well as activities of PacifiCorp Holdings, Inc.

(3) Represents the discontinued operations of Pacific Telecom, Inc., a telecommunications subsidiary.

(4) Extraordinary charges for unrecoverability of regulatory assets in California and Montana.

(5) Earnings contribution on common stock by segment: (a) Does not reflect elimination for interest on intercompany borrowing arrangements. (b) Includes income taxes on a separate company basis, with any benefit or detriment of consolidation reflected in Other Operations. (c) Amounts are net of preferred dividend requirements and minority interest.

(6) Basic earnings per share is equivalent to fully diluted earnings per share.